Exhibit 99.1

For Immediate Release	Contact:	Julie S. Ryland
Wednesday, October 22, 2008		205.326.8421

ENERGEN REPORTS 26% RISE IN 3rd QUARTER EPS

2008 Production Estimate Increased to 102 Bcfe

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that higher realized sales prices, increased production and improved utility results were major drivers of a 26 percent increase in third quarter earnings. For the three months ended September 30, 2008, the energy company generated net income of $73.1 million, or $1.01 per diluted share, as compared with $58 million, or $0.80 per diluted share, in the same period in 2007.

Energen Resources Corporation, the Company’s oil and gas exploration and production subsidiary, generated net income of $79.6 million in the third quarter — a 15 percent increase over net income of $69.3 million in the prior-year third quarter. Alabama Gas Corporation (Alagasco), Energen’s natural gas utility, experienced a seasonal net loss of $5.8 million as compared with a net loss of $10.5 million in the same period a year ago.

Energen today also announced a variety of key data:

•	2008, 2009 EARNINGS GUIDANCE REVISED

2008: Energen narrowed its 2008 earnings guidance range to $4.35-$4.55 per diluted share; this revised guidance range reflects near-strip commodity price assumptions applicable to Energen Resources’ unhedged production for November and December of $7 per thousand cubic feet (Mcf) of natural gas, $70 per barrel of oil and $0.91 per gallon of natural gas liquids (NGL). Energen’s prior 2008 guidance range of $4.30-$4.70 per diluted share, included price assumptions applicable to unhedged gas, oil and NGL production of $10 per Mcf, $100 per barrel, and $1.30 per gallon, respectively.

Approximately 73 percent of Energen Resources’ estimated fourth quarter production of 26.5 billion cubic feet (Bcf) equivalent has been hedged, resulting in significant insulation for Energen from near-term commodity price volatility.

2009: After adjusting downward its 2009 commodity price assumptions to better reflect the current market outlook, Energen lowered its 2009 earnings guidance range to $3.70-$4.10 per diluted share. Energen’s new 2009 commodity price assumptions applicable to Energen Resources’ unhedged production are $7 per Mcf for gas, $70 per barrel for oil and $0.91 per gallon for NGL volumes. Energen’s prior 2009 guidance of $5.15-$5.55 per diluted share included price assumptions applicable to unhedged gas, oil and NGL production of $10 per Mcf, $100 per barrel, and $1.30 per gallon, respectively.

The lower commodity price assumptions account for the bulk of the difference between earnings guidance ranges. The new guidance also reflects higher per-unit lease operating expense (excluding production taxes) and increased per-unit depreciation, depletion and amortization (DD&A) expense.

Energen management said that 2009 guidance does not include potential benefits from property acquisitions, Alabama shales exploration or stock repurchases, nor does the guidance make any assumption related to the potential impairment of capitalized unproved leasehold related to Alabama shales (approximately $41 million in total).

Energen management noted, too, that work continues on a formal 2009 budget; based on changing market conditions, the budget could differ from the current model upon which guidance is based.

•	2008 PRODUCTION ESTIMATE RAISED

Based on a 3 percent increase in production year to date, Energen has raised its estimate for 2008 production to 102 Bcfe. Production in 2007 totaled 98.6 Bcfe. In the San Juan Basin, Energen Resources’ largest area of operations, a 2 Bcf increase in production is being driven by new drilling and continued development of the company’s Fruitland Coal properties; production also is up in the North Louisiana/East Texas area largely due to new field development.

•	5 PERCENT ORGANIC PRODUCTION GROWTH IN 2009

In addition to the approximately 3 percent organic production growth expected in 2008, Energen estimates that production will increase another 5 percent in 2009, to 107.5 Bcfe. With approximately 1.9 trillion cubic feet equivalent of probable and possible reserves, Energen Resources plans to continue its efforts to develop unproved reserves and prove up its probable and possible reserves in its existing areas of operation, primarily the San Juan and Permian basins; Energen Resources’ reserves are long-lived, with a reserves-to-production ratio of approximately 17.

•	2009 CAPITAL SPENDING AT ENERGEN RESOURCES

Energen Resources’ estimates that 2009 capital spending will be approximately 26 percent below estimated 2008 capital spending of $400 million. The revised capital spending outlook for 2009 has been increased from previous guidance to approximately $295 million. This additional $25 million largely reflects a continuation of increased development drilling costs that the company has experienced.

Energen Resources has not yet experienced a decline in costs despite lower commodity prices and capital spending cuts by some energy companies that may result in increased rig availability and, thus, lower rig costs. The company said it will monitor cost trends closely and adjust capital spending, as warranted.

•	HEDGE POSITION

FOURTH QUARTER 2008: Energen Resources has hedges in place for 73 percent of its estimated gas production at an average NYMEX-equivalent price of $8.95 per Mcf, 74 percent of its estimated oil production at an average NYMEX-equivalent price of $69.06 per barrel, and 68 percent of its estimated NGL production at an average price of $0.96 per gallon.

CALENDAR YEAR 2009: Energen Resources has hedges in place for approximately 62 percent of its estimated gas production at an average NYMEX-equivalent price of $8.89 per Mcf, 58 percent of its estimated oil production at an average NYMEX-equivalent price of $72.14 per barrel, and 64 percent of its estimated NGL production at an average price of $1.15 per gallon.

COUNTERPARTIES: As of the close of business on Monday, October 20, Energen Resources’ hedges were in a receivables position of approximately $175 million. Counterparties are Morgan Stanley, Goldman Sachs, Citigroup, Bank of Montreal, Merrill Lynch and Wachovia.

•	ALABAMA SHALES UPDATE

At the end of September, Energen Resources and Chesapeake Energy Corporation had leased jointly approximately 660,000 acres in the Alabama shale prospects. Energen Resources’ net position is approximately 330,000 acres.

Work continues on the companies’ initial three-well test program. A completion has been performed on the Marchant well in Bibb County as well as on the Krout well in Bibb County, and completion of the Lamb well in Greene County is scheduled to begin later this week.

Once data from the wells has been analyzed and Energen Resources and Chesapeake determine their next steps, a public disclosure will be made. Energen management said it anticipates disclosing results of the initial 3-well test program before the end of 2008.

•	CASH FLOWS OUTLOOK

In addition to identified capital spending and Funding a small portion of Energen’s annual cash dividend with after-tax cash flows, Energen Resources has used a portion of its remaining available cash flows in 2008 to repay $84 million of long- and short-term debt and estimates that it will have a cash balance at the end of 2008 of approximately $65 million.

In 2009, Energen Resources estimates that after identified capital spending and funding a small portion of Energen’s dividend, it will have after-tax cash flows of $170-$200 million available to help fund Energen’s strategic investment opportunities. These opportunities include share repurchases, oil and gas property acquisitions and the potential development of Alabama shales.

In general, Alagasco utilizes all of its after-tax cash flows to fund its capital expenditures and the majority of Energen’s dividend.

MANAGEMENT COMMENTS

“In these uncertain economic times, we are pleased that Energen’s 2008 earnings have continued to grow,” said James T. McManus, Energen’s chairman and chief executive officer. “Based on our excellent year-to-date results, prospects for increased production and significant hedge position in the fourth quarter, we believe Energen is well on its way to achieving its seventh consecutive year of record earnings in 2008.

“Looking ahead to 2009: Energen offers 5 percent organic production growth. Energen offers a strong hedge position that helps insulate our 2009 earnings from commodity price volatility. Energen also offers solid after-tax cash flows, a strong balance sheet and untapped lines of credit with which to pursue our strategic investment opportunities,” McManus said.

“The U.S. and global economies have changed, but Energen’s strategic objectives and financial capacity to achieve them have not changed.”

THIRD QUARTER RESULTS

For the three months ended September 30, 2008, Energen generated net income of $73.1 million, or $1.01 per diluted share, as compared with $58 million, or $0.80 per diluted share, in the same period in 2007.

Energen Resources Corporation

Energen Resources’ third quarter 2008 net income totaled $79.6 million and compared with $69.3 million in the same period last year. This 15 percent increase in year-over-year net income largely reflects higher average realized sales prices for Energen Resources’ production, a 3 percent rise in production to 26.1 Bcfe, and lower per-unit general and administrative (G&A) expense.

Negatively influencing Energen Resources’ net income in the third quarter of 2008 were increased lease operating expense including production taxes (LOE), increased DD&A expense, and a higher effective tax rate due to reduced tax benefit under Section 199 of the Internal Revenue Code.

Average Realized Sales Prices, Third Quarter Comparison

Commodity	3Q2008	3Q2007	Change
Natural Gas (per Mcf)	$8.42	$7.49	12%
Oil (per barrel)	$78.08	$65.06	20%
NGL (per gallon)	$1.03	$0.89	16%

Production, Third Quarter Comparison

Commodity	3Q2008	3Q2007	Change
Natural Gas (Bcf)	17.3	16.5	5%
Oil (MBbl)	1,055	1,025	3%
NGL (MMgal)	17.8	19.6	(9)%
Total (Bcfe)	26.1	25.4	3%

Production By Area (Bcfe), Third Quarter Comparison

Area	3Q2008	3Q2007	Change
San Juan Basin	12.7	12.2	4%
Permian Basin	7.4	7.5	(1)%
Black Warrior Basin	3.5	3.8	(8)%
N. LA/E. TX/Other	2.5	1.9	32%

Production increases in the San Juan Basin in the current quarter largely are due to new drilling and continued development of Fruitland Coal properties, while increases in the North Louisiana/East Texas area largely are due to new field development. In the Black Warrior Basin, the decrease in production mainly was associated with higher commodity prices that resulted in lower net volumes due to pay-out calculations.

Per-unit net G&A expense in the third quarter of 2008 declined 22 percent over the same period in 2007 largely due to lower benefits related to the company’s performance-based compensation plan.

Per-unit LOE in the third quarter of 2008 increased 22 percent from the same period a year ago to $2.47 per Mcfe. This increase was due to a 55 percent rise in per-unit production taxes resulting from increased commodity prices as well as increased repairs and maintenance expenses, higher workover expenses in the San Juan and Black Warrior basins, and increased marketing & transportation costs in San Juan and Permian basins.

DD&A expense per unit in the third quarter of 2008 increased 14 percent over the same period last year to $1.30 per Mcfe due to higher development costs.

Alabama Gas Corporation

Energen’s natural gas utility reported a seasonal net loss of $5.8 million in the third quarter of 2008 as compared with a net loss of $10.5 million in the third quarter of 2007. This year-over-year improvement was due to the utility (1) drawing down its Enhanced Stability Reserve (ESR) to help compensate for industrial and commercial load loss; (2) keeping its increase in operations & maintenance (O&M) expense below the inflation-based cost control measurement feature of its rate-setting mechanism, Rate Stabilization and Equalization (RSE); and (3) earning on a higher level of equity. Included in the prior-year third quarter net loss was a $2.3 million after-tax reduction designed to keep the utility earning within its allowed range of return on average equity at the end of the 2007 rate year.

Alagasco, which ended its 2008 rate year on September 30, made a $2.5 million after-tax ($4.0 million pre-tax) draw against the ESR in the third quarter to help mitigate rate-year revenue losses from certain large commercial and industrial (LC&I) customers; under terms of the ESR, which was approved by the Alabama Public Service Commission (APSC) and implemented at the start of the 1998 rate year, Alagasco may charge against the reserve (which has a maximum funding limit of $4.0 million) the full amount of individual industrial and commercial customer revenue losses that exceed $250,000 in the rate year, provided such losses cause Alagasco’s return on average equity to fall below 13.15 percent. Under the terms of the 2007 extension of RSE, Alagasco is not able to add funds to this reserve until December 31, 2010, absent a significant natural disaster and APSC approval to resume accretions to the ESR.

In addition, the percentage change in Alagasco’s O&M expense in the current rate year was less than 0.75 points below the Consumer Price Index for all Urban Customers; under the terms of the inflation-based cost control measurement feature of RSE, the utility benefits by retaining one-half of the difference; this amount ($1.8 million after-tax) will be recovered through future rate adjustments.

YTD 2008 RESULTS

For the nine months ended September 30, 2008, Energen’s net income totaled $256.6 million, or $3.56 per diluted share as compared with earnings of $229.8 million, or $3.18 per diluted share, in the first nine months of 2007. The current-year period included a one-time, $6.4 million, or $0.09 per diluted share, gain from the sale of Permian Basin properties in the first quarter of 2008.

Energen Resources Corporation

Energen Resources’ net income for the year-to-date 2008 totaled $222.6 million and compared with $199.4 million in the same period last year. This 12 percent increase largely reflects higher average realized sales prices, a 3 percent rise in production to 75.6 Bcfe, and a one-time gain from the sale of Permian Basin properties in the first quarter of 2008, partially offset by higher LOE and DD&A expense as well as a higher effective tax rate due to a reduced tax benefit under Section 199.

Average Realized Sales Prices, YTD Comparison

Commodity	YTD2008	YTD2007	Change
Natural Gas (per Mcf)	$8.22	$7.78	6%
Oil (per barrel)	$73.69	$62.58	18%
NGL (per gallon)	$1.06	$0.85	25%

Production, YTD Comparison

Commodity	YTD2008	YTD2007	Change
Natural Gas (Bcf)	50.1	47.7	5%
Oil (MBbl)	3,005	2,898	4%
NGL (MMgal)	52.7	57.6	(9)%
Total (Bcfe)	75.6	73.4	3%

Production By Area (Bcfe), YTD Comparison

Area	YTD2008	YTD2007	Change
San Juan Basin	37.2	35.3	5%
Permian Basin	21.2	21.5	(1)%
Black Warrior Basin	10.5	11.1	(5)%
N. LA/E. TX/Other	6.7	5.5	22%

Production increases in the San Juan Basin in the current year-to-date period largely are due to new drilling and continued development of Fruitland Coal properties, while increases in the North Louisiana/East Texas area largely are due to new field development and additional non-operated field development. In the Black Warrior Basin, the decrease in production mainly was associated with higher commodity prices that resulted in lower net volumes due to pay-out calculations.

Per-unit LOE in the first nine months of 2008 increased 20 percent from the same period a year ago to $2.48 per Mcfe. This increase largely was due to a 47 percent rise in per-unit production taxes resulting from increased commodity prices and to increased compression, increased workover expense, increased transportation costs, weather-related road maintenance, and increased environmental compliance expense.

Year-to-date per-unit DD&A expense in 2008 increased 13 percent over the same period last year to $1.25 per Mcfe largely due to higher development costs.

Alabama Gas Corporation

Alagasco reported net income of $34.8 million in the first nine months of 2008 as compared with net income of $31.2 million in the same period a year ago. This year-over-year increase was due to the utility (1) drawing down its ESR to help compensate for industrial and commercial load loss; (2) keeping its increase in O&M expense below RSE’s inflation-based cost control measurement feature; and (3) earning on a higher level of equity. Included in the prior-year period net income was a $2.3 million after-tax reduction designed to keep the utility earning within its allowed range of return on average equity at the end of the 2007 rate year.

TRAILING 12 MONTHS’ RESULTS

For the 12 months ended September 30, 2008, Energen’s net income totaled $336.0 million, or $4.66 per diluted share, and compared with $324.9 million, or $4.50 per diluted share, for the same period a year ago. The current-year period included a one-time, $6.4 million, or $0.09 per diluted share, gain from the sale of Permian Basin properties in the first quarter of 2008. The prior-year period included a $34.5 million, or $0.48 per diluted share, gain from the sale of one-half of its acreage position in Alabama shales to Chesapeake Energy Corporation in October 2006, and a $6.7 million, or $0.09 per diluted share, gain from the settlement of its Enron bankruptcy claim.

Energen Resources Corporation

Energen Resources’ net income for the current-year trailing 12 months totaled $296.5 million as compared with $286.9 million in the same period a year ago. The prior-year period included $41.2 million of one-time gains associated with the sale of one-half of its acreage position in Alabama shales and the settlement of its Enron bankruptcy claim, and the current-year period included a $6.4 million gain from the sale of Permian Basin properties.

Energen Resources benefited in the current 12-months’ period from increased average realized sales prices and a 4 percent increase in production to 101 Bcfe, partially offset by increased LOE and DD&A, and a higher effective tax rate due to a reduced tax benefit under Section 199.

Average Realized Sales Prices, T12M at September 30 Comparison

Commodity	2008	2007	Change
Natural Gas (per Mcf)	$8.09	$7.53	7%
Oil (per barrel)	$73.14	$59.55	23%
NGL (per gallon)	$1.04	$0.80	30%

Production, T12M at September 30 Comparison

Commodity	2008	2007	Change
Natural Gas (Bcf)	66.6	63.5	5%
Oil (MBbl)	3,986	3,807	5%
NGL (MMgal)	72.3	76.9	(6)%
Total (Bcfe)	100.9	97.3	4%

Per-unit LOE totaled $2.36 per Mcfe in the 12 months ending September 30, 2008, up 17 percent from $2.02 per Mcfe in the same period a year ago; this increase largely was due to higher production taxes, increased repairs and maintenance and work-over expenses, additional compression and a general rise in field service costs.

Per-unit DD&A expense in the 12 months ended September 30, 2008, increased 13 percent over the same period last year from $1.10 per Mcfe to $1.24 per Mcfe, largely due to higher development costs.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended September 30, 2008, of $40.4 million as compared with $39.3 million in the same period a year ago. This year-over-year increase was due to the utility (1) drawing down its ESR to help compensate for industrial and commercial load loss; (2) keeping its increase in O&M expense below RSE’s inflation-based cost control measurement feature; and (3) earning on a higher level of equity. Included in the prior-year period net income was a $2.3 million after-tax reduction designed to keep the utility earning within its allowed range of return on average equity at the end of the 2007 rate year. For the 2008 rate year ended September 30, 2008, the utility earned a return on average equity of 13.1 percent.

2008 EARNINGS GUIDANCE RANGE NARROWED

Energen today narrowed its earnings guidance for 2008 to $4.35-$4.55 per diluted share. Key assumptions in Energen’s 2008 earnings guidance include:

•	Record year-to-date results;

•	A hedge position covering about 73 percent of estimated production for the remainder of the year;

•	Assumed prices for unhedged natural gas, oil and NGL production of $7 per Mcf, $70 per barrel and $0.91 per gallon, respectively;

•	Annual production of 102 Bcfe;

•	Capital spending of approximately $460 million, including approximately $400 million by Energen Resources and $60 million by Alagasco.

•	Per-unit DD&A rate at Energen Resources of $1.30 per Mcfe;

•	Per-unit LOE, including production taxes, at Energen Resources, including production taxes, of $2.36 per Mcfe;

•	Per-unit G&A expense at Energen Resources of $0.50 per Mcfe;

•	Alagasco’s earning $39-$40 million on average equity of approximately $310 million;

•	Average diluted shares outstanding of 72.1 million.

2008 Hedge Position Summary

Energen Resources’ hedge position for the last three months of 2008 is as follows:

Commodity	Hedge Volumes	2008e Production	Hedge %	NYMEXe Price
Natural Gas	12.6 Bcf	17.3 Bcf	73%	$8.95/ Mcf
Oil	0.8 MMBbl	1.1 MMBbl	74%	$69.06/barrel
NGL	11.7 MMgal	17.3 MMgal	68%	$0.96/gallon

Note: October actuals used where known

Energen Resources’ hedge positions by type for the last three months of 2008 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	8.0	$0.98 per Mcf	$9.20 per Mcf
NYMEX	4.6	—	$8.51 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	652	$3.61 per barrel	$67.30 per barrel
NYMEX	174	—	$75.66 per barrel

Note: October actuals used where known

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ hedge position and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices over the remainder of the year are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $7 represents an estimated net income impact of approximately $125,000 (0.2 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $70 per barrel represents an estimated net income impact of approximately $130,000 (0.2 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.91 per gallon represents an estimated net income impact of approximately $23,000 (NM).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2009 EARNINGS GUIDANCE LOWERED FOR COMMODITY PRICES

Energen today lowered its earnings guidance for 2009 primarily due to using lower assumed commodity prices applicable to Energen Resources’ unhedged production. Energen’s new guidance for 2009 is a range of $3.70—$4.10 per diluted share.

Energen management said that 2009 guidance does not include any potential impact from its Alabama shales project, nor does it make any assumptions regarding possible share repurchases or acquisitions. Energen management noted, too, that work continues on a formal 2009 budget; based on changing market conditions, the budget could differ from the current model upon which guidance is based.

Key assumptions in Energen’s 2009 earnings guidance are:

•	Existing hedge position covering approximately 62 percent of estimated 2009 production;

•	Assumed prices for unhedged natural gas, oil and NGL production of $7 per Mcf, $70 per barrel and $0.91 per gallon, respectively;

•	Annual production of 107.5 Bcfe;

•	Capital spending of $360 million, including approximately $295 million by Energen Resources and $65 million by Alagasco;

•	Per-unit DD&A rate at Energen Resources of $1.52 per Mcfe;

•	Per-unit LOE, including production taxes, at Energen Resources, of $2.34 per Mcfe;

•	Per-unit G&A expense at Energen Resources of $0.48 per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $325 million; and

•	Average diluted shares outstanding of 72.2 million.

2009 Hedge Position Summary

Energen Resources’ 2009 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price
Natural Gas	43.8 Bcf	70.3 Bcf	62%	$8.89/Mcf
Oil	2.7 MMBbl	4.6 MMBbl	58%	$72.14/barrel
NGL	43.3 MMgal	67.5 MMgal	64%	$1.15/gallon

Energen Resources’ 2009 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	28.4	$1.30 per Mcf	$9.07 per Mcf
Permian Basin	1.2	$1.15 per Mcf	$8.82 per Mcf
NYMEX	14.2	—	$8.55 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,136	$4.40 per barrel	$69.04 per barrel
NYMEX	564	—	$83.89 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2009 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2009 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $7 represents an estimated net income impact of approximately $1.3 million (1.8 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $70 per barrel represents an estimated net income impact of approximately $1.1 million (1.5 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.91 per gallon represents an estimated net income impact of approximately $110,000 (0.1 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.6 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.